CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$10,000,000.00	$1,091.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

April 2021

Pricing Supplement dated April 26, 2021

Registration Statement No. 333-253432

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated February 24, 2021 and Product Supplement dated February 24, 2021)

Structured Investments

Opportunities in U.S. Equities

$10,000,000 Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due April 29, 2022

Based on the Performance of the Common Stock of Amazon.com, Inc.

Principal at Risk Securities

Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage (the “securities”) offer the opportunity for investors to earn a contingent payment with respect to each determination date on which the closing price of the underlying equity is equal to or greater than 85.00% of the initial price, which we refer to as the downside threshold level in exchange for potentially receiving shares of the underlying equity at maturity, the value of which is expected to be worth less than the stated principal amount of the securities. If the closing price of the underlying equity on any determination date (including the final determination date) is equal to or greater than the downside threshold level, UBS will pay a contingent payment on the related contingent payment date, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. Otherwise, no contingent payment will be paid on that contingent payment date. If the closing price of the underlying equity is equal to or greater than the call threshold level on any determination date (other than the final determination date), on the corresponding contingent payment date the securities will be redeemed early for an amount per security equal to the stated principal amount plus the contingent payment with respect to such determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. However, if on any determination date (other than the final determination date) the closing price of the underlying equity is less than the call threshold level, the securities will not be redeemed early and if the closing price of the underlying equity is less than the downside threshold level, you will not receive the contingent payment for that period on the related contingent payment date. If the closing price of the underlying equity is less than the downside threshold level on each determination date, investors will not receive any contingent payments on the securities. Investors must be willing to accept the risk of not receiving any contingent payments. If the securities are not redeemed early and the closing price of the underlying equity on the final determination date (the “final price”) is equal to or greater than the downside threshold level, on the maturity date investors will receive an amount per security equal to the stated principal amount plus the contingent payment with respect to the final determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. If, however, the securities are not redeemed early and the final price is less than the downside threshold level, investors will receive per security a number of shares of the underlying equity equal to the quotient, observed to 4 decimal places, of the stated principal amount divided by the downside threshold level (the “exchange ratio”), the value of which is expected to be worth less than the stated principal amount and, in extreme situations, investors could lose all of their initial investment. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share multiplied by the final price. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying equity and must be willing to accept the risk of not receiving any contingent payments over the term of the securities and the risk of receiving shares of the underlying equity, the value of which is expected to be worth less than the stated principal amount, and in extreme situations, investors could lose all of their initial investment. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments or deliveries on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying equity:	Common Stock of Amazon.com, Inc. (Bloomberg Ticker: “AMZN UW”)
Aggregate principal amount:	$10,000,000
Stated principal amount:	$10,000.00 per security
Issue price:	$10,000.00 per security (see “Commissions and issue price” below)
Strike date:	April 23, 2021
Pricing date:	April 26, 2021
Original issue date:	April 29, 2021 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to two business days before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Maturity date:	April 29, 2022, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Payment Dates — Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlying equity is equal to or greater than the call threshold level, the securities will be redeemed early and we will pay the early redemption amount on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature.
Contingent payment:

▪         If, on any determination date, the closing price or the final price is equal to or greater than the downside threshold level, we will pay a contingent payment of $78.3333 (equivalent to approximately 9.40% per annum of the stated principal amount) per security, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature, on the related contingent payment date, unless the securities were previously redeemed early.

▪      If, on any determination date, the closing price or the final price is less than the downside threshold level, no contingent payment will be made with respect to that determination date.

Memory coupon feature:

If a contingent payment is not paid on a contingent payment date (other than the maturity date) because the closing price of the underlying equity is less than the downside threshold level on the related determination date, such contingent payment will be paid on a later contingent payment date if the closing price of the underlying equity is equal to or greater than the downside threshold level on the relevant determination date. For the avoidance of doubt, once a previously unpaid contingent payment has been paid on a later contingent payment date, it will not be made again on any subsequent contingent payment date.

If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities.

Determination dates:	May 26, 2021, June 28, 2021, July 26, 2021, August 26, 2021, September 27, 2021, October 26, 2021, November 26, 2021, December 27, 2021, January 26, 2022, February 28, 2022, March 28, 2022 and April 26, 2022, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Valuation Dates”, “— Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement). We also refer to April 26, 2022 as the final determination date. References in the accompanying product supplement to one or more “valuation dates” shall mean the determination dates for purposes of the market disruption event provisions in the accompanying product supplement.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. With respect to the final determination date, the maturity date.
Payment at maturity:	▪	If the final price is equal to or greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature.
	▪	If the final price is less than the downside threshold level:	a number of shares of the underlying equity equal to the exchange ratio, and the cash value in lieu of any fractional shares included in the exchange ratio
If the securities are not redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares of the underlying equity equal to the exchange ratio (and cash in lieu of any fractional shares), the value of which is expected to be worth less than the stated principal amount and, in extreme situations, you could lose all of your initial investment. If the exchange ratio is less than 1, your payment at maturity for each security will be the cash value of the fractional share.
Exchange ratio:	3.5214, which is a number of shares of the underlying equity per security equal to the quotient of the stated principal amount divided by the downside threshold level, observed to 4 decimal places (as may be adjusted in the case of certain adjustment events as described with respect to the “share delivery amount” under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement). We will pay cash in lieu of delivering any fractional shares in an amount equal to the product of that fraction multiplied by the final price, each as determined by the calculation agent.
Cash value:	An amount in cash per security equal to the product of the exchange ratio multiplied by the final price. For the avoidance of doubt, we will pay the cash value if the exchange ratio is less than 1.0000 and may pay the cash value following certain adjustment events as described with respect to the “share delivery amount” under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
Call threshold level:	$3,340.88, which is equal to 100.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Downside threshold level:	$2,839.75, which is equal to 85.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Initial price:	$3,340.88, which is equal to the closing price of the underlying equity on the strike date and not the closing price on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Final price:	The closing price of the underlying equity on the final determination date.
CUSIP / ISIN:	90278Y358 / US90278Y3586
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:	UBS Securities LLC
Commissions and issue price:		Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security		100.00%	0.10%(a)	99.80%
+ 0.10%(b)
0.20%
Total		$10,000,000.00	$20,000.00	$9,980,000.00

(1)	UBS Securities LLC has agreed to purchase from UBS AG the securities at the price to public less a fee of $20.00 per $10,000.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
	(a)	a fixed sales commission of $10.00 per $10,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
	(b)	a fixed structuring fee of $10.00 per $10,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the securities as of the pricing date is $9,870.00. The estimated initial value of the securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “– Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 11 of this document. The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. You should read this document together with the accompanying product supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated February 24, 2021	Prospectus dated February 24, 2021

$10,000,000 Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due April 29, 2022
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm
▪	Product supplement dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000091412121001042/ub55766407-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated February 24, 2021, and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated February 24, 2021.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and finally, the accompanying prospectus.

April 2021	Page 2

$10,000,000 Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due April 29, 2022
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

Investment Summary

The Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due April 29, 2022 based on the performance of the common stock of Amazon.com, Inc., which we refer to as the securities, provide an opportunity for investors to earn a contingent payment, which is an amount equal to $78.3333 (equivalent to approximately 9.40% per annum of the stated principal amount) per security, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature, with respect to each determination date on which the closing price or the final price, as applicable, of the underlying equity is equal to or greater than 85.00% of the initial price, which we refer to as the downside threshold level. If the closing price or final price, as applicable, of the underlying equity is less than the downside threshold level on any determination date, no contingent payment will be paid on the related contingent payment date. The contingent payment date for each determination date will be the third business day after such determination date, except that the contingent payment date for the final determination date will be the maturity date. If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities.

If the closing price of the underlying equity is equal to or greater than the call threshold level on any of the determination dates other than the final determination date, the securities will be automatically redeemed early for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to such determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. If the securities have not previously been redeemed early and the final price is equal to or greater than the downside threshold level, the payment at maturity will also be equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. If, however, the securities are not redeemed early and the final price is less than the downside threshold level, no contingent payment will be payable and instead investors will receive per security a number of shares of the underlying equity equal to the exchange ratio, which will be equal to the quotient, observed to 4 decimal places, of (i) the stated principal amount divided by (ii) the downside threshold level, the value of which is expected to be worth less than the stated principal amount and could be zero. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share and the final price. Investors in the securities must be willing to accept the risk of not receiving any contingent payments over the term of the securities and the risk of receiving shares of the underlying equity that are expected to be worth less than the principal amount, and in extreme situations, investors could lose all of their initial investment. In addition, investors will not participate in any appreciation of the underlying equity.

April 2021	Page 3

$10,000,000 Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due April 29, 2022
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

Key Investment Rationale

The securities offer the opportunity for investors to earn a contingent payment equal to $78.3333 (equivalent to approximately 9.40% per annum of the stated principal amount) per security, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature, with respect to each determination date on which the closing price or the final price, as applicable, of the underlying equity is equal to or greater than 85.00% of the initial price, which we refer to as the downside threshold level. The securities may be redeemed early on a coupon payment date for an early redemption amount equal to (i) the stated principal amount per security plus (ii) the contingent payment with respect to the relevant determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. Payments or deliveries on the securities will vary depending on the closing price or final price of the underlying equity on each determination date and/or the final determination date, respectively, relative to the initial price and the downside threshold level, as follows:

Scenario 1	On any determination date other than the final determination date, the closing price of the underlying equity is equal to or greater than the call threshold level.
	▪	The securities will be automatically redeemed early for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature.
	▪	Investors will not participate in any appreciation of the underlying equity from the initial price.

Scenario 2	The securities are not automatically redeemed early and the final price is equal to or greater than the downside threshold level.
	▪	The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature.
	▪	Investors will not participate in any appreciation of the underlying equity from the initial price.

Scenario 3	The securities are not automatically redeemed early and the final price is less than the downside threshold level.
	▪	At maturity, investors will receive per security a number of shares of the underlying equity equal to the exchange ratio, which will be equal to the quotient of (i) the stated principal amount divided by (ii) the downside threshold level. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share multiplied by the final price.
	▪	Investors will receive shares of the underlying equity that are expected to be worth less than the stated principal amount and may lose all of their initial investment in this scenario.

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. The securities will not pay a contingent payment on a contingent payment date (including the maturity date) if the closing price of the underlying equity is less than the downside threshold level on the related determination date. If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities. If the securities are not redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares of the underlying equity, the value of which is expected to be worth less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

Any payment or delivery to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its obligations under the securities, you could lose all of your initial investment.

April 2021	Page 4

$10,000,000 Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due April 29, 2022
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.
▪	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk as an investment in the underlying equity.
▪	You believe that the closing price and final price, as applicable, of the underlying equity will be equal to or greater than the downside threshold level on the specified determination dates (including the final determination date).
▪	You can tolerate receiving a number of shares of the underlying equity equal to the exchange ratio at maturity, the value of which is expected to be worth less than your stated principal amount and, in extreme situations, losing all of your initial investment.
▪	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that any potential positive return is limited to the contingent payments specified herein.
▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
▪	You are willing to invest in the securities based on the contingent payment, the downside threshold level and the call threshold level indicated on the cover hereof.
▪	You are willing to forgo any dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.
▪	You are willing to invest in securities that may be redeemed prior to the maturity date and you are otherwise willing to hold such securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market.
▪	You are willing to assume the credit risk of UBS for all payments or deliveries under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
▪	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.
▪	You require an investment designed to provide a full return of principal at maturity.
▪	You cannot tolerate a loss of some or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.
▪	You believe that the price of the underlying equity will decline during the term of the securities and that the closing price and final price, as applicable, of the underlying equity is likely to be less than the downside threshold level on the determination dates (including the final determination date).
▪	You cannot tolerate receiving a number of shares of the underlying equity equal to the exchange ratio at maturity, the value of which is expected to be worth less than your stated principal amount and could be zero.
▪	You seek an investment that participates in the appreciation in the price of the underlying equity or that has unlimited return potential.
▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
▪	You are unwilling to invest in the securities based on the contingent payment, the downside threshold level or the call threshold level indicated on the cover hereof.
▪	You prefer to receive any dividends paid on the underlying equity or you seek guaranteed current income from this investment.
▪	You are unable or unwilling to hold securities that may be redeemed prior to the maturity date, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
▪	You are not willing to assume the credit risk of UBS for all payments or deliveries under the securities, including any repayment of principal.

April 2021	Page 5

$10,000,000 Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due April 29, 2022
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price of the underlying equity and (2) the final price, relative to the initial price and the downside threshold level.

Diagram #1: Determination Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Early Redemption Occurs

April 2021	Page 6

$10,000,000 Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due April 29, 2022
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on the following page.

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security are specified on the cover hereof; amounts may have been rounded for ease of analysis):

Hypothetical Initial Price:	$3,300.00
Hypothetical Call Threshold Level:	$3,300.00 which is equal to 100.00% of the hypothetical initial price
Hypothetical Downside Threshold Level:	$2,805.00, which is 85.00% of the hypothetical initial price
Hypothetical Exchange Ratio*:	3.5651 shares per security*
Hypothetical Contingent Payment:	$78.3333 (equivalent to approximately 9.40% per annum of the stated principal amount) per security
Stated Principal Amount:	$10,000.00 per security
*	Equal to the quotient, observed to 4 decimal places, of (i) the stated principal amount divided by (ii) the hypothetical downside threshold level. If you receive the exchange ratio at maturity, any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share and the final price.

In Examples 1 and 2 the closing price of the underlying equity fluctuates over the term of the securities and the closing price of the underlying equity is equal to or greater than the hypothetical call threshold level on one of the determination dates (other than the final determination date). Because the closing price of the underlying equity is equal to or greater than the call threshold level on one of the determination dates (other than the final determination date), the securities are redeemed early following the relevant determination date. In Examples 3 and 4, the closing price of the underlying equity on each of the determination dates (other than the final determination date) is less than the call threshold level, and, consequently, the securities are not redeemed early and remain outstanding until maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$3,350.00	—*	$10,078.3333*	$2,630.00	$0	N/A
#2	N/A	N/A	N/A	$2,580.00	$0	N/A
#3	N/A	N/A	N/A	$3,960.00	—*	$10,234.9999*
#4	N/A	N/A	N/A	N/A	N/A	N/A
#5	N/A	N/A	N/A	N/A	N/A	N/A
#6	N/A	N/A	N/A	N/A	N/A	N/A
#7	N/A	N/A	N/A	N/A	N/A	N/A
#8	N/A	N/A	N/A	N/A	N/A	N/A
#9	N/A	N/A	N/A	N/A	N/A	N/A
#10	N/A	N/A	N/A	N/A	N/A	N/A
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A
*	The early redemption amount includes the unpaid contingent payment with respect to the determination date on which the closing price of the underlying equity is equal to or greater than the call threshold level, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature, and the securities are redeemed early as a result.
▪	In Example 1, the securities are redeemed early following the first determination date because the closing price of the underlying equity on such determination date is equal to or greater than the call threshold level. You receive the early redemption amount on such contingent payment date, calculated as follows:

Stated Principal Amount + Contingent Payment with respect to the first Determination Date = $10,000.00 + $78.3333 = $10,078.3333

April 2021	Page 7

$10,000,000 Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due April 29, 2022
Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

In this example, the early redemption feature limits the term of your investment to approximately 1 month and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Your total return per security in this example is $10,078.3333 (a 0.783333% total return on the securities).

▪	In Example 2, the securities are redeemed early following the third determination date as the closing price of the underlying equity on such determination date is equal to or greater than the call threshold level. As the closing price of the underlying equity on each of the first and second determination date is less than the downside threshold level, you not receive the contingent payment with respect to such determination dates on the related contingent payment dates. Because the closing price of the underlying equity is equal to or greater than the call threshold level (and therefore also greater than the downside threshold level) on the third determination date, you receive the early redemption amount on the related contingent payment date, calculated as follows:

Stated Principal Amount + Contingent Payment with respect to the third Determination Date
+ previously unpaid Contingent Payments in respect of the previous Determination Dates
= $10,000.00 + $78.3333 + $156.6666 = $10,234.9999

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the underlying equity has appreciated by 20% from its initial price on the third determination date, your return will be limited to the contingent payment with respect to the third determination date and the previously unpaid contingent payments in respect of the previous determination dates pursuant to the memory coupon feature, and you will not benefit from such appreciation. In this example, UBS will have paid you a total of $10,234.9999 per security for a 2.349999% total return on the securities.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$2,525.00	$0	N/A	$2,465.00	$0	N/A
#2	$2,430.00	$0	N/A	$2,380.00	$0	N/A
#3	$2,610.00	$0	N/A	$2,510.00	$0	N/A
#4	$2,287.00	$0	N/A	$2,417.00	$0	N/A
#5	$2,156.00	$0	N/A	$2,066.00	$0	N/A
#6	$1,987.00	$0	N/A	$1,997.00	$0	N/A
#7	$2,040.00	$0	N/A	$2,130.00	$0	N/A
#8	$1,886.00	$0	N/A	$2,480.00	$0	N/A
#9	$1,692.00	$0	N/A	$2,592.00	$0	N/A
#10	$1,514.00	$0	N/A	$2,414.00	$0	N/A
#11	$1,444.00	$0	N/A	$2,588.00	$0	N/A
Final Determination Date	$1,402.50	—*	N/A	$2,970.00	—*	N/A
Payment at Maturity	$5,000.05**			$10,939.9996*
*	The final contingent payment (and any previously unpaid contingent interest payments pursuant to the memory coupon feature), if any, will be paid at maturity.

** Represents the approximate cash value of the exchange ratio as of the final determination date. Because the securities are physically settled, the actual value of the shares received and the total return on the securities at maturity will depend on the price of the underlying equity on the maturity date.

Examples 3 and 4 illustrate the payment at maturity per security based on the final price.

▪	In Example 3, the closing price of the underlying equity remains less than the downside threshold level on each determination date, including the final determination date. As a result, you do not receive any contingent payments during the term of the securities and the securities remain outstanding until maturity. Because the final price is less than the downside threshold level, at maturity, investors will receive shares of the underlying equity, and an amount in cash equal to the product of the fractional share and the final price, calculated as follows:

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Principal at Risk Securities

Payment at Maturity = Exchange Ratio

Exchange Ratio = $5,000.05* = $1,402.50 x 3.5651 shares

Payment at Maturity = $5,000.05*

* Represents the approximate cash value of the exchange ratio as of the final determination date. Because the securities are physically settled, the actual value of the shares received and the total return on the securities at maturity will depend on the price of the underlying equity on the maturity date.

If the exchange ratio is less than 1, your payment at maturity for each security will be the cash value of the fractional share.

In this example, your payment at maturity is significantly less than the stated principal amount. As represented by the exchange ratio, on the maturity date you will receive shares of the underlying equity and an amount in cash equal to the product of the fractional share and the final price. The value of the shares (including the fractional share) as of the final determination date equals $5,000.05 per security (a 49.9995% loss on the securities). The value of the shares received as of the maturity date and the total return on the securities at that time will depend on the closing price of the underlying equity on the maturity date.

▪	In Example 4, the closing price of the underlying equity is less than the downside threshold level on each determination date prior to the final determination date and, as a result, you do not receive the contingent payment with respect to any such determination date on the related contingent payment date and the securities remain outstanding until maturity. On the final determination date, although the final price is less than the initial price, the final price is equal to or greater than the downside threshold level and therefore you receive the stated principal amount plus the contingent payment with respect to the final determination date and the previously unpaid contingent payments in respect of the previous determination dates pursuant to the memory coupon feature. Your payment at maturity is calculated as follows:

Stated Principal Amount + Contingent Payment with respect to the Final Determination Date
+ previously unpaid Contingent Payments in respect of the previous Determination Dates
= $10,000.00 + $78.3333 + $861.6663 = $10,939.9996

In this example, although the final price represents a 10.00% decline from the initial price, the final price is equal to or greater than the downside threshold level and therefore you receive at maturity the stated principal amount per security plus the contingent payment with respect to the final determination date and the previously unpaid contingent payments in respect of the previous determination dates pursuant to the memory coupon feature, equal to $10,939.9996 per security (a 9.399996% total return on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. The securities will not pay a contingent payment on a contingent payment date (including the maturity date) if the closing price of the underlying equity is less than the downside threshold level on the related determination date. If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities. If the securities are not redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares of the underlying equity, the value of which is expected to be worth less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

Any payment or delivery to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its obligations under the securities, you could lose all of your initial investment.

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Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities.

Risks Relating to Return Characteristics

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the stated principal amount at maturity. Instead, if the securities have not been redeemed early and if the final price is less than the downside threshold level, you will receive a number of shares of the underlying equity for each security that you own equal to the exchange ratio, the value of which is expected to be worth less than the stated principal amount and could be worthless. If you receive the exchange ratio, as of the final determination date the percentage decline in the value of the exchange ratio will be at a proportionately higher percentage relative to any percentage decline in the price of the underlying equity below the downside threshold level from the initial price to the final price. Therefore, the further the final price has declined from the downside threshold level, the closer your loss of principal will be to the decline of the underlying equity from the initial price and, in extreme situations, you could lose all of your initial investment.

Additionally, in the event that the securities are not redeemed early and the final price is less than the downside threshold level, any decline in the price of the underlying equity during the period between the final determination date and the maturity date will result in a return on the securities at maturity that is less than the return you would have received had UBS instead paid you an amount in cash at maturity equal to the exchange ratio.

▪	The contingent payments payable on the securities, if any, will be based solely on the closing prices of the underlying equity on the specified determination dates. Whether the contingent payment with respect to a determination date will be made on the related contingent payment date will be based on the closing price or the final price, as applicable, of the underlying equity on such determination date. As a result, you will not know whether you will receive the contingent payment with respect to a determination date until such determination date, and if the closing price of the underlying equity is less than the downside threshold level on any determination date prior to the final determination date, you will not know at that time whether you will receive such contingent interest payment on any subsequent contingent payment date pursuant to the memory coupon feature. Moreover, if you do not receive the contingent payment with respect to a determination date on the related contingent payment date and the closing price or final price, as applicable, of the underlying equity is less than the downside threshold level on each subsequent determination date (including the final determination date), you will not receive the contingent payment with respect to such determination date, even if the closing price of the underlying equity was higher on other days during the term of the securities.
▪	You may not receive any contingent payment with respect to the securities. A contingent payment, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature, will be made on a contingent payment date only if the closing price of the underlying equity is equal to or greater than the downside threshold level on the related determination date. If the closing price of the underlying equity is less than the downside threshold level on any determination date, UBS will not pay you the contingent payment in respect of such determination date on the related contingent payment date, and if the closing price or final price, as applicable, of the underlying equity is less than the downside threshold level on each subsequent determination date, you will not receive such contingent payment on any contingent payment date (including the maturity date). If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities.
▪	The contingent repayment of principal applies only if you hold the securities to maturity. You should be willing to hold your securities to maturity. If you are able to sell your securities prior to an early redemption or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity at such time is equal to or greater than the downside threshold level.
▪	Higher contingent payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the strike date that the closing price of such stock may be less than the downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in a higher contingent payment rate for that security. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity. However, while the contingent payment rate is set on the strike date, a stock’s volatility can change significantly over the term of the securities. The closing price of the underlying equity for your securities could fall sharply, which could result in the receipt of shares of the underlying equity at maturity and, in extreme situations, the loss of all of your initial investment.

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Principal at Risk Securities
▪	Early redemption risk. The term of your investment in the securities may be limited to the first determination date on which the securities may be redeemed early. If the securities are redeemed early, you will receive no more contingent payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	Investors will not participate in any appreciation in the price of the underlying equity and will not have the same rights during the term of the securities as holders of the underlying equity. Investors will not participate in any appreciation in the price of the underlying equity from the initial price and the return on the securities will be limited to any contingent payments received. It is possible that the closing price of the underlying equity could be less than the downside threshold level on most or all of the determination dates so that you will receive few or no contingent payments. If you do not earn sufficient contingent payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Further, unless and until you receive the exchange ratio on the maturity date, investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights during the term of the securities with respect to the underlying equity, and any such dividends or distributions will not be factored into the calculation of the payment at maturity.

Risks Relating to Characteristics of the Underlying Equity

▪	Single equity risk. The closing price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying equity issuer and, therefore, the underlying equity. You, as an investor in the securities, should make your own investigation into the underlying equity issuer and the underlying equity for your securities. For additional information regarding the underlying equity, please see “Information about the Underlying Equity” below and the underlying equity issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.
▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the price of the underlying equity will rise or fall. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the securities are not redeemed early, you may lose some or all of your initial investment.
▪	No affiliation with the underlying equity issuer. The underlying equity issuer is not an affiliate of ours, is not involved with the offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the underlying equity in connection with the offering.

Estimated Value Considerations

▪	The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs, projected profits and a fee paid to an unaffiliated broker-dealer providing an electronic platform for this offering. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and any dividends paid on the underlying equity, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date is less than the issue price you pay for the securities.
▪	The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlying Equity – Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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Principal at Risk Securities
▪	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

▪	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
▪	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
▪	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.
▪	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

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Principal at Risk Securities

Risks Relating to Hedging Activities and Conflicts of Interest

▪	Potential conflicts of interest. We and our affiliates may engage in business related to the underlying equity, which may present a conflict between our obligations as issuer and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the initial price, the final price and whether the closing price of the underlying equity on any determination date is equal to or greater than the call threshold level (other than on the final determination date) or is less than the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early. As UBS determines the economic terms of the securities, including the contingent payment, call threshold level and downside threshold level, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the securities, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the securities. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the securities and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the securities to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the securities to you.

▪	The antidilution protection of the underlying equity is limited and may be discretionary. The calculation agent may make adjustments to the initial price, exchange ratio, downside threshold level, call threshold level, the final price and/or any other term of the securities, for certain corporate events affecting the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of, and any amount payable on, the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
▪	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amount payable on, the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the strike date and prior to maturity could adversely affect the value of, and any amount payable on, the securities. These hedging or trading activities on or prior to the strike date could potentially affect the initial price and, as a result, could adversely affect the downside threshold level and exchange ratio. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying equity on the determination dates and, accordingly, whether the securities are redeemed early and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	We may engage in business with or involving the underlying equity issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests and thus may acquire non-public information about the underlying equity. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity, which may or may not recommend that investors buy or hold the underlying equity.
▪	Potential UBS impact on an underlying equity. Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over the counter options, futures, exchange-traded funds or other instruments with return linked to the performance of the underlying equity, may adversely affect the market price(s) or level(s) of the underlying equity on any determination date or on the final determination date and, therefore, the market value of the securities and any payout to you on the securities.

Risks Relating to General Credit Characteristics

▪	The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our obligations under the securities, you could lose a significant portion or all of your initial investment.

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Principal at Risk Securities
▪	The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
▪	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity” swap), and/ or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the securities) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the securities. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the securities, the price or value of their investment in the securities and/or the ability of UBS to satisfy its obligations under the securities and could lead to holders losing some or all of their investment in the securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

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Principal at Risk Securities

Information about the Underlying Equity

Amazon.com, Inc.

According to publicly available information, Amazon.com, Inc. (“Amazon”) is an online retail company and producer of electronic devices and media content. Information filed by Amazon with the SEC can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. Amazon’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMZN”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Information as of market close on April 23, 2021:

Bloomberg Ticker Symbol:	AMZN UW <Equity>	52 Week High (on September 2, 2020):	$3,531.45
Current Stock Price:	$3,340.88	52 Week Low (on May 1, 2020):	$2,286.04
52 Weeks Ago (on April 23, 2020):	$2,399.45

All disclosures contained in this document regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

The underlying equity is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

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Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying equity for the specified period. The closing price of the underlying equity on April 23, 2021 was $3,340.88. The associated graph shows the closing prices of the underlying equity for each day from January 1, 2011 to April 23, 2021. The dotted lines represent the downside threshold level of $2,839.75 and the call threshold level of $3,340.88, which are equal to 85.00% and 100.00%, respectively, of the initial price. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying equity at any time, including the determination dates.

Amazon.com, Inc.	High	Low	Period End
2017
First Quarter	$886.54	$753.67	$886.54
Second Quarter	$1,011.34	$884.67	$968.00
Third Quarter	$1,052.80	$938.60	$961.35
Fourth Quarter	$1,195.83	$957.10	$1,169.47
2018
First Quarter	$1,598.39	$1,189.01	$1,447.34
Second Quarter	$1,750.08	$1,371.99	$1,699.80
Third Quarter	$2,039.51	$1,693.96	$2,003.00
Fourth Quarter	$2,004.36	$1,343.96	$1,501.97
2019
First Quarter	$1,819.26	$1,500.28	$1,780.75
Second Quarter	$1,962.46	$1,692.69	$1,893.63
Third Quarter	$2,020.99	$1,725.45	$1,735.91
Fourth Quarter	$1,869.80	$1,705.51	$1,847.84
2020
First Quarter	$2,170.22	$1,676.61	$1,949.72
Second Quarter	$2,764.41	$1,906.59	$2,758.82
Third Quarter	$3,531.45	$2,878.70	$3,148.73
Fourth Quarter	$3,443.63	$3,004.48	$3,256.93
2021
First Quarter	$3,380.00	$2,951.95	$3,094.08
Second Quarter (through April 23, 2021)	$3,400.00	$3,161.00	$3,340.88

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Based on the Performance of the Common Stock of Amazon.com, Inc.
Principal at Risk Securities

This document relates only to the securities offered hereby and does not relate to the underlying equity or other securities linked to the underlying equity. We have derived all disclosures contained in this document regarding the underlying equity from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying equity.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying equity.

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Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:	The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the underlying equity. If your securities are so treated, any contingent payment that is paid by UBS (including on the maturity date or upon early redemption) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent payment, you should generally recognize capital gain or loss upon the taxable disposition of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) and the amount you paid for your securities. Such gain or loss should generally be short-term capital gain or loss. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a contingent payment date, but that could be attributed to an expected contingent payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the underlying equity that you may receive in connection with your investment in the securities. If you receive a number of shares of the underlying equity equal to the exchange ratio, certain adverse U.S. federal income (and other) tax consequences might apply to you. In general, your holding period in shares of the underlying equity received in connection with your investment in the securities will begin the day after you beneficially receive such shares. The IRS may treat the receipt of shares at maturity as a taxable settlement of the security followed by a purchase of the shares of the underlying equity pursuant to the original terms of the securities. If the receipt of shares of the underlying equity is so treated, (i) you should recognize capital gain or loss equal to the fair market value of the shares received at such time plus the cash you receive in lieu of a fractional share and the cash previously received (and not included in income), if any, and the amount you paid for your security, and (ii) you should take a basis in such shares in an amount equal to their fair market value at such time. You should refer to information filed with the SEC or another governmental authority by the underlying equity issuer and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of the underlying equity.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax

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Principal at Risk Securities
treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.
Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently in excess of any receipt of contingent payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the securities.
Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our special U.S. tax counsel is of the opinion that contingent payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

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Principal at Risk Securities
If the securities are physically settled by delivery to you of a number of shares of the underlying equity equal to the exchange ratio, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You may be subject to U.S. withholding tax on U.S.-source dividends in respect of such underlying equity that you hold. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in information filed with the SEC by the underlying equity issuer and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the underlying equity received at maturity.
Section 897. We will not attempt to ascertain whether the underlying equity issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the underlying equity issuer and the securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a taxable disposition of the security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity issuer as a USRPHC and the securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the securities are not “delta-one” with respect to the underlying equity, our special U.S. tax counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made on the date the terms of the securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying equity or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying equity or the securities. If you enter, or have entered, into other transactions in respect of the underlying equity or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.
Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of

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Principal at Risk Securities
financial instruments. As the treatment of the securities is unclear, it is possible that any contingent payment with respect to the securities could be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may be no interest payments over the term of such securities.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities and any shares of the underlying equity received arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.
In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the strike date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.
We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.
The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities, including any payment at maturity. See “Risk Factors” beginning on page 10 of this document for a discussion of these adverse effects.
Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):	Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $20.00 per $10,000.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $20.00 reflecting a fixed sales commission of $10.00 and a fixed structuring fee of $10.00 per $10,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.
UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.
Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

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Principal at Risk Securities
UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 11 of this document.
Prohibition of sales to EEA & UK retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the securities:	In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated February 24, 2021 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated February 24, 2021 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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